Exhibit 99.1

September 12, 2023

The Board of Directors

Auburn National Bancorporation, Inc.

AuburnBank

100 North Gay Street, P. O. Drawer 3110

Auburn, AL 36831-3110

Ladies and Gentlemen:

I joined the AuburnBank (“Bank”) and Auburn National Bancorporation, Inc. (“Company”) boards of directors (the “Board”) 32 years ago. It has been a pleasure to work with this organization and its directors and employees, and to help the Bank and our communities grow and prosper during the over three decades I have served as a director.

I have decided to retire as a director of the Company and the Bank effective September 30, 2023. I am looking forward to spending more time with my family.

I have no disagreements with the Company or the Bank or their operations, policies or practices.

I wish you, the Company and the Bank continued success in your service to our customers and communities.

Sincerely,

Edward Lee Spencer, III